Exhibit 99.1

Green Thumb Industries Reports Second Quarter 2020 Results

•	Total revenue of $119.6 million increased 16.6% quarter-over-quarter and 167.5% year-over-year

•	First half 2020 revenue of $222.2 million exceeds full year 2019 revenue

•	Growth in revenue and free cash flow from operations driven by increased scale and operating leverage in the Consumer Packaged Goods and Retail businesses

•	Continued strong demand and market dynamics despite COVID-19 environment

CHICAGO and VANCOUVER, British Columbia, August 12, 2020 — Green Thumb Industries Inc. (“Green Thumb,” or the “Company”) (CSE: GTII) (OTCQX: GTBIF), a leading national cannabis consumer packaged goods company and owner of Rise™ and Essence retail stores, today reported its financial results for the second quarter ended June 30, 2020. Financial results are reported in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and all currency is in U.S. dollars.

“This is Green Thumb’s second consecutive quarter exceeding $100 million in sales, and our first half 2020 revenue already exceeds full fiscal year 2019 revenue. We are moving faster as our investments in infrastructure deliver operating leverage and the team continues to meet the evolving needs of our customers and communities,” said Green Thumb Chairman, Founder and Chief Executive Officer Ben Kovler.

Kovler continued, “Demand is strong as cannabis continues to behave like a consumer staple. In the face of the ongoing pandemic and social unrest, we remain laser-focused on executing our growth strategy while prioritizing the health and safety of our team and customers.”

“We opened six new stores during the quarter, bringing total stores to 48 nationwide, and successfully introduced an e-commerce platform enabling delivery and curb-side pickup. We also improved standardization and automation in production, resulting in improved speed-to-market of our consumer products. In early July, we opened our Toledo, Ohio manufacturing facility and began production and distribution of our brand portfolio in Ohio. We expect this, along with other capacity expansion projects in Illinois, Pennsylvania and New Jersey, to further propel our business in the second half of 2020.”

Green Thumb Industries Inc.

Financial Highlights

•

Revenue: Total revenue for the second quarter 2020 increased 16.6% quarter-over-quarter and 167.5% year-over-year to $119.6 million. Revenue growth was driven primarily by the increased scale in the Company’s Consumer Packaged Goods and Retail businesses.

•	Gross Margin: Gross margin for the second quarter 2020 was 53.2% as compared to 51.6% for the prior quarter.

•	Net Income (Loss) Attributable to Green Thumb: Net loss attributable to the Company for the second quarter 2020 was $12.9 million or ($0.06) per basic and diluted share.

•

Adjusted Operating EBITDA: Adjusted Operating EBITDA(1), which is a non-GAAP financial measure as described below and in an accompanying financial table in this release, was $35.4 million or 29.6% of revenue for the second quarter 2020, representing a 38.6% increase from the prior quarter.

•

Balance Sheet: As of June 30, 2020, current assets totaled $152.6 million and included cash and cash equivalents of $82.9 million. Total debt outstanding was $95.2 million, $0.3 million of which is due within 12 months.

(1) EBITDA refers to earnings before income, taxes, depreciation and amortization. EBITDA and Adjusted Operating EBITDA are non-GAAP financial measures. Please see the “Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures” at the end of this press release for a reconciliation of non-GAAP to GAAP measures.

Additional Management Commentary

Kovler added, “The cannabis industry continues to play an essential role in the well-being of people and communities, especially in today’s environment. Cannabis generates critical tax revenues for states with legalized use and provides economic development opportunities. In our home state of Illinois, for example, the industry generated $66 million in tax revenue since the legalization of adult-use this past January. The month-over-month momentum continued with July total sales up 22% from June to $94 million, a record high.”

Kovler continued, “More than ever, we remain bullish on the long-term prospects of our business. We operate in high-growth, high-potential markets as we execute our enter, open and scale strategy to distribute brands at scale. Our team remains resilient and adaptable and we are well-positioned to capitalize on the estimated $75 billion U.S. cannabis industry that is unfolding before our eyes.”

Green Thumb Industries Inc.

Consumer Packaged Goods Business Development

•

As of June 30, 2020, Green Thumb’s family of consumer brands are produced, distributed, and available in retail locations in nine states: California, Colorado, Connecticut, Florida, Illinois, Maryland, Massachusetts, Nevada and Pennsylvania.

•	Gross branded product sales grew sequentially by approximately 21.6% quarter-over-quarter, driven primarily by expanded product distribution.

•

Green Thumb’s manufacturing facilities in Oglesby, Illinois (the Company’s second manufacturing facility in the state) and New Jersey are expected to be completed and begin production in the third quarter of 2020. The Company is continuing to expand its existing Rock Island, Illinois and Danville, Pennsylvania production facilities, which are expected to increase capacity and production output in the second half of 2020.

•	Subsequent to the quarter end, in July Green Thumb completed its Ohio manufacturing facility and began producing and distributing its brand portfolio in the Ohio market.

•

Green Thumb launched Big Dogs under its Dogwalkers brand in Florida and Green Apple Tarts under its incredibles brand in Massachusetts. Subsequent to the quarter end, the Company launched an incredibles brand redesign.

Retail Business Development

•

Green Thumb’s second quarter revenue included sales from 48 retail stores across ten states: Connecticut, Florida, Illinois, Maryland, Massachusetts, Nevada, New Jersey, New York, Ohio and Pennsylvania.

•

Comparable sales growth (stores opened at least 12 months) exceeded 75.0% on a base of 16 stores, driven primarily by increased transactions. Sequential quarter-over-quarter comparable sales were up 8.3% on a base of 40 stores.

•

Green Thumb resumed adult-use sales in Massachusetts in May following the lifting of the adult-use sales ban that was implemented statewide due to COVID-19. In June, the Company resumed in-store retail sales in Nevada following the state’s reopening of retail establishments. Prior to that state’s retail reopening, Green Thumb provided delivery and curb-side pickup to customers.

•

Retail revenue increased sequentially by 15.2% quarter-over-quarter, primarily driven by new store openings, increased foot traffic in established stores and higher average ticket size in the Company’s Illinois and Pennsylvania retail stores.

•	During the quarter, Green Thumb opened six new stores, for a total of nine stores opened year-to-date:

•	Pennsylvania: Opened Rise™ Duncansville and Rise™ Chambersburg.

•	Illinois: Opened Rise™ Niles, bringing total open stores in the state to eight.

Green Thumb Industries Inc.

•

Nevada: Opened Essence South Durango and Essence South Rainbow, bringing total open stores in Nevada to seven. Subsequent to the quarter end, in August the Company announced a partnership with Cookies to rebrand its Essence store on the Las Vegas Strip to the first Cookies store in Nevada.

•	Ohio: Opened Rise™ Lakewood Detroit, bringing total open stores in the state to five, our current maximum allowed.

•

During the quarter, Green Thumb continued the buildout of its omnichannel retail infrastructure to better serve patients and customers now and post COVID-19. This included improving its digital retail experience, developing online payment systems in certain states, establishing a customer support center and developing its delivery and curb-side pickup capabilities.

Second Quarter 2020 Financial Overview

Total revenue for the second quarter 2020 was $119.6 million, up 167.5% from $44.7 million for the second quarter 2019, driven by growth from both the Consumer Packaged Goods and Retail businesses, particularly in Illinois and Pennsylvania. Key performance drivers are the expanded distribution of Green Thumb’s branded products, 19 new store openings, strategic acquisitions and increased traffic to the Company’s 48 open and operating retail stores.

In the second quarter 2020, Green Thumb generated revenue from all 12 of its markets: California, Colorado, Connecticut, Florida, Illinois, Maryland, Massachusetts, Nevada, New Jersey, New York, Ohio and Pennsylvania. The Company continued to invest in the buildout of its cultivation and manufacturing capabilities in Illinois, New Jersey and Pennsylvania.

Gross profit for the second quarter 2020 was $63.7 million or 53.2% of revenue as compared to $21.5 million or 48.1% of revenue for the second quarter 2019.

Total selling, general and administrative expenses for the second quarter were $49.6 million or 41.5% of revenue, an improvement from $30.8 million or 68.9% of revenue for the second quarter 2019. Improved operating costs as a percentage of revenue was driven primarily by increased operating leverage in the Company’s Consumer Packaged Goods and Retail businesses.

Total other expense was $10.4 million for the second quarter 2020 and primarily included interest expense and warrant expense associated with the Company’s senior secured notes.

EBITDA for the second quarter 2020 was $28.3 million or 23.6% of revenue as compared to a loss of $3.1 million or negative 6.9% of revenue for the second quarter 2019. Adjusted Operating EBITDA for the second quarter 2020 was $35.4 million or 29.6% of revenue as compared to $2.3 million or 5.1% of revenue for the second quarter 2019. The significant improvement in EBITDA and Adjusted Operating EBITDA was driven primarily by revenue growth from both the Consumer Packaged Goods and Retail businesses.

Green Thumb Industries Inc.

Net loss attributable to Green Thumb for the second quarter 2020 was $12.9 million or ($0.06) per basic and diluted share as compared to a net loss of $20.9 million or ($0.11) per basic and diluted share for the second quarter 2019.

Balance Sheet and Liquidity

As of June 30, 2020, current assets were $152.6 million, including cash and cash equivalents of $82.9 million. The Company had $95.2 million of total debt.

On May 21, 2020, the Company exercised its option to extend the maturity date of the $105 million senior secured notes due May 22, 2022 for an additional year to May 22, 2023.

Total basic and diluted weighted average shares outstanding for the three months ended June 30, 2020 were 209,902,732.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial measures as defined by the SEC. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP are included in the financial schedules attached to this press release. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP.

Definitions

EBITDA: Earnings before interest, taxes, other income or expense and depreciation and amortization.

Adjusted Operating EBITDA: Earnings before interest, taxes, depreciation, and amortization, adjusted for other income, non-cash share-based compensation, one-time transaction related expenses, or other non-operating costs.

Conference Call and Webcast

Green Thumb will host a conference call on Wednesday, August 12, 2020 at 5:00 pm ET to discuss its financial results for the second quarter ended June 30, 2020. The conference call may be accessed by dialing 833-502-0470 (Toll-Free) or 236-714-2182 (International) with

Green Thumb Industries Inc.

conference ID: 3898143. A live audio webcast of the call will also be available on the Investor Relations section of Green Thumb’s website at https://investors.gtigrows.com and will be archived for replay.

About Green Thumb Industries:

Green Thumb Industries Inc. (“Green Thumb”), a national cannabis consumer packaged goods company and retailer, promotes well-being through the power of cannabis while giving back to the communities in which it serves. Green Thumb manufactures and distributes a portfolio of branded cannabis products including Beboe, Dogwalkers, Dr. Solomon’s, incredibles, Rythm and The Feel Collection. The company also owns and operates rapidly growing national retail cannabis stores called Rise™ and Essence. Headquartered in Chicago, Illinois, Green Thumb has 13 manufacturing facilities, licenses for 96 retail locations and operations across 12 U.S. markets. Established in 2014, Green Thumb employs over 1,800 people and serves thousands of patients and customers each year. The company was named a Best Workplace 2018 by Crain’s Chicago Business and MG Retailer magazine in 2018 and 2019. More information is available at GTIgrows.com.

Cautionary Note Regarding Forward-Looking Information

This press release contains statements that we believe are, or may be considered to be, “forward-looking statements.” All statements other than statements of historical fact included in this document regarding the prospects of our industry or our prospects, plans, financial position or business strategy may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking words such as “may,” “will,” “expect,” “intend,” “estimate,” “foresee,” “project,” “anticipate,” “believe,” “plan,” “forecast,” “continue” or “could” or the negative of these terms or variations of them or similar terms. Furthermore, forward-looking statements may be included in various filings that we make with the Securities and Exchange Commission (the “SEC”), or oral statements made by or with the approval of one of our authorized executive officers. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. These known and unknown risks include, without limitation: marijuana remains illegal under federal law, and enforcement of cannabis laws could change; the Company may face limitations on ownership of cannabis licenses; the Company may become subject to U.S. Food and Drug Administration or the U.S. Bureau of Alcohol, Tobacco and Firearms; the Company may face difficulties acquiring additional financing; the Company operates in a highly regulated sector and may not always succeed in complying fully with applicable regulatory requirements in all jurisdictions where we carry on business; the Company is subject to general economic risks; the Company may be negatively impacted by challenging global economic condition; the Company is subject to risks arising from epidemic diseases, such as the recent

Green Thumb Industries Inc.

outbreak of the COVID-19 illness; the Company may face difficulties in enforcing its contracts; the Company is subject to taxation in Canada and the United States; cannabis businesses are subject to unfavorable tax treatment; cannabis businesses may be subject to civil asset forfeiture; the Company is subject to proceeds of crime statutes; the Company faces security risks; our use of joint ventures may expose us to risks associated with jointly owned investments; competition for the acquisition and leasing of properties suitable for the cultivation, production and sale of medical and adult use cannabis may impede our ability to make acquisitions or increase the cost of these acquisitions, which could adversely affect our operating results and financial condition; the Company faces risks related to its products; the Company is dependent on the popularity of consumer acceptance of the Company’s brand portfolio; the Company faces risks related to its insurance coverage and uninsurable risks; the Company is dependent on key inputs, suppliers and skilled labor; the Company must attract and maintain key personnel or our business will fail; the Company’s business is subject to the risks inherent in agricultural operations; the Company’s sales are difficult to forecast; the Company’s products may be subject to product recalls; the Company may face unfavorable publicity or consumer perception; the Company faces intense competition; the Company’s voting control is concentrated; the Company’s capital structure and voting control may cause unpredictability; and additional issuances of Super Voting Shares, Multiple Voting Shares or Subordinate Voting Shares may result in dilution. Further information on these and other potential factors that could affect the Company’s business and financial condition and the results of operations are included in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and elsewhere in the Company’s filings with the SEC, which are available on the SEC’s website or at https://investors.gtigrows.com. Readers are cautioned not to place undue reliance on any forward-looking statements contained in this document, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we make in our reports to the SEC. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this document.

Coronavirus Pandemic

In March 2020, the World Health Organization categorized coronavirus disease 2019 (“COVID-19”) as a pandemic. COVID-19 continues to spread throughout the U.S. and other countries across the world, and the duration and severity of its effects are currently unknown. The Company continues to implement and evaluate actions to strengthen its financial position and support the continuity of its business and operations in the face of this pandemic and other events. The Company’s unaudited interim condensed consolidated financial statements presented herein reflect estimates and assumptions made by management that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited interim condensed consolidated financial statements and reported

Green Thumb Industries Inc.

amounts of revenue and expenses during the periods presented. Such estimates and assumptions affect, among other things, the Company’s goodwill, long-lived asset and intangible assets; operating lease right of use assets and operating lease liabilities; assessment of the annual effective tax rate; valuation of deferred income taxes; the allowance for doubtful accounts; assessment of our lease and non-lease contract expenses; and measurement of compensation cost for bonus and other compensation plans. While the Company’s revenue, gross profit and operating income were not impacted during the first six months of 2020, the uncertain nature of the spread of COVID-19 may impact the Company’s business operations for reasons including the potential quarantine of the Company’s employees or those of the Company’s supply chain partners. The estimates and assumptions used in the unaudited interim condensed consolidated financial statements, which include but are not limited to certain judgmental reserves requiring management to makes estimates based on current information, the carrying value of the Company’s goodwill and other long-lived assets, for the three and six months ended June 30, 2020 may change in future periods as the expected impacts from COVID-19 are revised, resulting in further potential impacts to the Company’s financial statements.

The Canadian Securities Exchange does not accept responsibility for the adequacy or accuracy of this release.

Investor Contact:	Media Contact:

Jennifer Dooley	Linda Marsicano
Chief Strategy Officer	VP, Corporate Communications
InvestorRelations@gtigrows.com	lmarsicano@gtigrows.com
310-622-8257	773-354-2004

Source: Green Thumb Industries

Green Thumb Industries Inc.

Green Thumb Industries Inc.

Highlights from Unaudited Interim Condensed Consolidated Statements of Operations

Three Months Ended June 30, 2020, March 31, 2020 and June 30, 2019

(Amounts Expressed in United States Dollars, Except for Share Amounts)

	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
	(Unaudited)	(Unaudited)	(Unaudited)

Revenues, net of discounts	$119,639,924	$102,602,602	$44,726,777
Cost of Goods Sold, net	(55,946,010)	(49,615,188)	(23,223,025)

Gross Profit	63,693,914	52,987,414	21,503,752

Expenses:
Selling, General, and Administrative	49,643,211	45,434,757	30,830,482

Total Expenses	49,643,211	45,434,757	30,830,482

Income (Loss) From Operations	14,050,703	7,552,657	(9,326,730)

Other Income (Expense):
Other Income (Expense), net	(5,717,427)	6,786,110	(6,640,546)
Interest Income	16,410	88,115	535,894
Interest Expense, net	(4,734,908)	(5,041,442)	(5,398,054)

Total Other Income (Expense)	(10,435,925)	1,832,783	(11,502,706)

Income (Loss) Before Provision for Income Taxes And Non-Controlling Interest	3,614,778	9,385,440	(20,829,436)

Provision For Income Taxes	15,378,715	13,149,000	(154,333)

Net Loss Before Non-Controlling Interest	(11,763,937)	(3,763,560)	(20,675,103)

Net Income (Loss) Attributable To Non-Controlling Interest	1,145,568	442,704	216,946

Net Loss Attributable To Green Thumb Industries Inc.	$(12,909,505)	$(4,206,264)	$(20,892,049)

Net Loss per share - basic and diluted	$(0.06)	$(0.02)	$(0.11)

Weighted average number of shares outstanding - basic and diluted	209,902,732	208,468,356	182,261,947

Green Thumb Industries Inc.

Green Thumb Industries Inc.

Highlights from Unaudited Interim Condensed Consolidated Balance Sheets

(Amounts Expressed in United States Dollars)

	June 30,	December 31,
	2020	2019
	(Unaudited)	(Unaudited)

Cash and Cash Equivalents	$82,942,672	$46,667,334
Other Current Assets	69,703,908	62,395,277
Property and Equipment, Net	166,967,394	155,596,675
Right of Use Assets, Net	101,612,443	63,647,812
Intangible Assets, Net	419,186,807	435,246,898
Goodwill	373,081,716	375,084,991
Other Long-term Assets	27,226,189	28,897,637

Total Assets	$1,240,721,129	$1,167,536,624

Total Current Liabilities	$133,444,994	$111,367,255
Notes Payable, Net of Current Portion and Debt Discount	94,938,332	91,140,194
Lease Liability, Net of Current Portion	103,427,201	61,115,737
Other long-Term Liabilities	57,512,283	60,704,762
Total Equity	851,398,319	843,208,676

Total Liabilities and Equity	$1,240,721,129	$1,167,536,624

Green Thumb Industries Inc.

Green Thumb Industries Inc.

Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures

EBITDA, and Adjusted Operating EBITDA are non-GAAP measures and do not have standardized definitions under GAAP. We define each term as follows:

(1) EBITDA is defined as earnings before interest, taxes, other income or expense and depreciation and amortization.

(2) Adjusted Operating EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, adjusted for other income, non-cash share-based compensation, one-time transaction related expenses, or other non-operating costs.

The following information provides reconciliations of the supplemental non-GAAP financial measures, presented herein to the most directly comparable financial measures calculated and presented in accordance with GAAP. The Company has provided the non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP. These supplemental non-GAAP financial measures are presented because management has evaluated the financial results both including and excluding the adjusted items and believe that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the business. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented.

Adjusted Operating EBITDA

(Amounts Expressed in United States Dollars)

	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
	(Unaudited)	(Unaudited)	(Unaudited)

Net (Loss) Income Before Noncontrolling Interest (GAAP)	$(11,763,937)	$(3,763,560)	$(20,675,103)
Interest Income	(16,410)	(88,115)	(535,894)
Interest Expense, net	4,734,908	5,041,442	5,398,054
Income Taxes	15,378,715	13,149,000	(154,333)
Other (Income) Expense, net	5,717,427	(6,786,110)	6,640,546
Depreciation and Amortization	14,239,915	12,705,172	6,251,970

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (non-GAAP measure)	$28,290,618	$20,257,829	$(3,074,760)

Share-based Compensation, Non-Cash	5,700,144	5,073,742	3,915,188
Acquisition, Transaction, and Other Non-Operating Costs	1,421,949	213,353	1,444,555

Adjusted Operating EBITDA (non-GAAP measure)	$35,412,711	$25,544,924	$2,284,983